As filed with the Securities and Exchange Commission on June 23, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Castor Maritime Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of corporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus
Tel: + 357 25 357 767
(Address and telephone number of Registrant's principal executive offices)
With copy to:

Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)
Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
(212) 370-1300 (telephone number)
(212) 370-7889 (facsimile number)

Seward & Kissel LLP
Attn: Edward S. Horton, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, Address and telephone number of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-238990
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
†	The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Units consisting of:
(i) Common shares, par value $0.001 per share, including related preferred stock purchase rights (2) or pre-funded warrants to purchase common shares (3)(4)(5)(6)	$3,419,525	(7)	$
(ii) Class A Warrants to purchase common shares (3)	—
Common shares, par value $0.001 per share, underlying Class A Warrants (2)(6)(8)	3,419,525
Common shares, par value $0.001 per share, underlying pre-funded warrants (2)(5)(4)(6)	—
Total	$6,839,050	(7)		$887.71

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").
(2)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.  For more information please see "Description of Capital Stock and Securities We Are Offering—Stockholders Rights Agreement" in our Registration Statement on Form F-1 (File No. 333-238990) filed with the Commission on June 5, 2020.

(3)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)
The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $6,839,050.

(5)
The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(6)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(7)	Includes common shares, Class A Warrants and pre-funded warrants that may be sold pursuant to the underwriters' over-allotment option.
(8)	Based on a per-share exercise price for the Class A Warrants of not less than 100% of the public offering price per unit in this offering.
This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This registration statement is being filed pursuant to Rule 462(b) and General Instruction V to Form F-1, both promulgated under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of Seward & Kissel LLP regarding the validity of the securities being registered and a related consent of Deloitte Certified Public Accountants S.A. This registration statement relates to Castor Maritime Inc.’s registration statement on Form F-1 (File No. 333-238990), as amended, including the exhibits and powers of attorney thereto (the “Initial Registration Statement”), declared effective by the Securities and Exchange Commission on June 23, 2020. Castor Maritime Inc. is filing this registration statement for the sole purpose of increasing the proposed maximum aggregate offering price of the securities offered hereby by $6,839,050. The Initial Registration Statement is incorporated herein by reference. The required opinions and consents are listed on an Exhibit Index attached hereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Exhibits and Financial Statement Schedules
All exhibits filed with or incorporated by reference in the Registration Statement (File No. 333-238990) are incorporated by reference herein, and shall be deemed to be a part of this Registration Statement, except for the following, which are filed herewith.
Exhibit List
Exhibit Number	Description

5.1	Opinion of Seward & Kissel LLP as to the validity of the securities*

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters*

23.1	Consent of Deloitte Certified Public Accountants S.A.*

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)*

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*

24.1	Powers of Attorney (included in the signature pages hereto)*

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limassol, Country of Cyprus on June 23, 2020.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Petros Panagiotidis, Gary J. Wolfe, Edward S. Horton and Andrei Sirabionian his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 23, 2020 in the capacities indicated.
Signature	Title	Date

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer and Chief Financial Officer	June 23, 2020
Petros Panagiotidis

/s/ Dionysios Makris	Secretary, Class B Director and Audit Committee Member	June 23, 2020
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director and Audit Committee Chairman	June 23, 2020
Georgios Daskalakis

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Castor Maritime Inc., has signed this registration statement in the City of Newark, State of Delaware on June 23, 2020.
PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director